Exhibit 99.1

CONTACT:	Bobbi J. Leister, Corporate Relations/ Marketing Officer
717-436-2144
www.fnbmifflintown.com
FOR IMMEDIATE RELEASE

The First National Bank of Mifflintown

Names Scott E. Fritz President and Chief Executive Officer

Company Release – July 5, 2012

MIFFLINTOWN, Pa. – First Community Financial Corporation announced today the appointment of Scott E. Fritz as President and Chief Executive Officer of the Company and The First National Bank of Mifflintown, the Company’s wholly owned banking subsidiary, effective July 1, 2012. Mr. Fritz served as Interim President of the Company and the Bank since March 22, 2012 and previously served as Vice President and Commercial Loan Officer. In connection with his appointment as President and Chief Executive Officer, Mr. Fritz was also appointed a Director of the Company and the Bank.

John P. Henry, III, Chairman of the Board, stated: “The Board of Directors is very pleased to announce that Mr. Fritz has been named President & CEO. Scott has performed very well in his role as the Interim President, and the Board looks forward to continuing to work with Scott in his new role.”

“I am very pleased with the confidence that the Board has expressed in me, and look forward to continuing to work with the Board and employees at the Bank,” said Mr. Fritz.

About First Community Financial Corporation

First Community Financial Corporation, through its subsidiary, The First National Bank of Mifflintown, operates 13 offices in Juniata, Perry and Mifflin Counties. For more information, visit the Company’s website at www.fnbmifflintown.com and view the Investor Relations page where comprehensive investor information is available concerning First Community Financial Corporation.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in filings by First Community Financial Corporation with the Securities and Exchange Commission (SEC). The statements are valid only as of the date hereof and First Community Financial Corporation disclaims any obligation to update this information.

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